ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARY

         EXHIBIT 21 -- Subsidiary Of The Registrant


         On February 9, 1994, a subsidiary of the Company, One Price Clothing of Puerto Rico, Inc. was incorporated in Puerto Rico.